INTERCORE ENERGY MAKES EQUITY INVESTMENT IN

EPEC BIOFUELS HOLDINGS

InterCore Seizes Opportunity for Position in Next Generation Ethanol

MAHWAH, N.J., May 29, 2012 /PRNewswire/ — InterCore Energy Inc. (previously Heartland Bridge Capital, Inc.), (OTCBB:HLBCD.OB - News) announced that it has made an equity investment in Epec Biofuels Holdings, Inc.

InterCore Energy, rebranded from Heartland Bridge Capital to emphasize its focus on opportunities in the clean energy space, has made its first investment in the space by acquiring approximately 25% of Epec Biofuels Holdings and gaining up to two seats on the company’s board.

Epec is leading the development of the emerging Ethanol 2.0TM supply chain by developing and implementing an industry integration platform. In this manner, Epec plans to build the foundation of a domestic advanced biofuel industry capable of producing billions of gallons per year of sustainable engine fuel in a cost effective, environmentally friendly, and positive net energy balance fashion.

Ethanol 2.0TM is identical to first-generation U.S. ethanol which is produced from corn. However, rather than using corn, it emulates the highly successful Brazilian industry model of production from sugarcane by using a hearty, sugar-rich sweet sorghum as the feedstock. Further, instead of large central production facilities, the system plans to use factory-built modular production facilities that will be installed close to the feedstock, with the intention of bringing significant economic value to rural areas while preserving the overall ethanol production economics.

Epec Executive Chairman Steve Vanechanos said: "InterCore Energy's investment is an important endorsement and next step towards validating Epec's business plan and model.  The willingness of leading supply chain participants to become strategic partners within our integration platform is the next important milestone. We look forward to announcing progress on that front shortly."

James F. Groelinger, CEO of InterCore Energy, said: “We believe strongly that the country needs to move forward in creative ways to develop significant domestic energy resources, especially those that avoid negative societal and environmental impacts. The potential of sweet sorghum as an advanced biofuel feedstock is vast and largely untapped. We believe Epec is ideally positioned to capitalize on that potential.” He continued: “Combined with Epec’s extraordinarily experienced and talented management team, the opportunity to acquire a significant stake in Epec fit well as the initial investment in support of our strategic shift to the clean energy space."

About InterCore Energy, Inc.

InterCore Energy, Inc. is a public company that, in addition to managing its own operating entities, plans to participate in emerging companies in the energy sector that are run by exceptionally talented entrepreneurs and operating executives who are dedicated to creating positive change in our world. InterCore functions as an owner, product developer, and investor focused primarily on providing equity, acquisition debt, or bridge financing to emerging high-growth companies and entrepreneurs in the area of clean energy. See www.intercoreenergy.com

About Epec Biofuels Holdings, Inc.

Epec Biofuels Holdings, Inc., is the Ethanol 2.0TM Industry Integration Platform leader bringing to a state of commercial reality the complete supply chain for the production, distribution, and utilization of Ethanol 2.0TM from sweet sorghum. Epec is identifying the critical supply chain participants and forging strategic Supply Chain Partnerships with those entities, which may include investments and acquisition of proprietary technology. See http://www.epecholdings.com.

Safe Harbor Notice

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). InterCore Energy, Inc. cautions that statements made in this news release relating to the potential investment in, and the business direction of, the Company constitute forward-looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management. Actual results could differ materially from current projections or implied results. InterCore Energy, Inc. undertakes no obligation to revise these statements following the date of this news release.

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